                                                                    EXHIBIT 10.2


                      EMPLOYMENT AND NON-COMPETE AGREEMENT

          This Employment and Non-Compete Agreement (this "Agreement") is made and entered into as of June 9, 2000, by and between i2 Technologies, Inc., a Delaware corporation (the "Company"), and Romesh Wadhwani, an individual (the "Employee").

                                    RECITALS

          WHEREAS, Employee is employed as Chief Executive Officer of Aspect Development, Inc. ("Target") and is a significant shareholder of Target; and

          WHEREAS, the Company and Target have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") dated March 12, 2000, pursuant to which the Company is purchasing all of the outstanding shares of capital stock of Target, which includes all of the shares owned by Employee (the "Transaction"); and

          WHEREAS, the execution and delivery of the Merger Agreement is conditioned upon the execution and delivery of this Agreement; and

          WHEREAS, the rights and obligations of Company and Employee set forth in this Agreement are conditioned upon the Closing, as defined in the Merger Agreement, of the transaction contemplated in the Merger Agreement; and

          WHEREAS, the Company and the Employee have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, the execution of the Merger Agreement and the sale and purchase of capital stock in connection therewith, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    AGREEMENT

     1. EMPLOYMENT TERM AND DUTIES

          1.1. EMPLOYMENT TERM. The Company shall employ Employee, and Employee shall perform services for the Company, for the period commencing on the Closing (as defined in the Merger Agreement) of the merger pursuant to the Merger Agreement (the "Hire Date") and continuing for a period of four (4) years (the "Employment Term") unless terminated earlier as set forth in Section 1.4 herein. This Agreement (except as otherwise provided herein) and Employee's employment hereunder, will automatically terminate on the fourth (4th) anniversary of the Hire Date.

          1.2. DUTIES. Employee shall serve as Vice Chairman of the Company. Employee shall be involved in all key strategy decisions and key business decisions of the Company and shall be invited to attend all executive management meetings. Employee understands and agrees that his employment with the Company may require travel and overnight stays ("Travel Assignments"), and Employee agrees to accept all Travel Assignments reasonably assigned by the Company. Unless otherwise agreed upon by the Company, during the Employment Term, the Employee shall devote all of his normal business time to the performance of his duties to the Company and Employee shall diligently perform his duties to further the interests of the Company, provided, however, that Employee shall be permitted to serve on boards of directors of other business entities and to make and hold investments in other business entities ("Outside Activities"), provided such Outside Activities do not violate Employees obligations under Section 3.

          In addition, effective on Closing, the Board of Directors of the Company will increase the membership of the Board to five (5) persons and nominate and elect Employee as a Class III Director to fill the resulting vacancy.

          1.3. COMPENSATION AND BENEFITS.

               1.3.1 BASE SALARY. In consideration of the services rendered to the Company hereunder by the Employee and the Employee's covenants hereunder, including but not limited to, his covenants under Sections 3 and 5 below, and under the Company's Confidentiality, Proprietary Information and Inventions Agreement, the Company shall, during the Employment Term, pay the Employee a salary at the annual rate of Two Hundred Twenty-Five Thousand Dollars ($225,000) (the "Base Salary"). The Base Salary shall be payable in accordance with the normal payroll practices of the Company then in effect. The Base Salary and all other forms of compensation paid to the Employee hereunder shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Employee shall be solely responsible for income taxes imposed on the Employee by reasons of any cash or non-cash compensation and benefits provided by this Agreement.

               1.3.2 TARGET BONUS. Employee will be entitled to an annual Target Bonus of One Hundred Twenty-Five Thousand Dollars ($125,000) based upon Employee's achievement of goals established by the Company.

               1.3.3 BENEFITS PACKAGE. Employee shall be entitled to receive such employee benefits as may be in effect from time to time as are afforded to other comparable executive officers of the Company. For purposes of determining eligibility and entitlement to benefits, Employee's date of hire will be considered to be his hire date by Target, to the extent permissible by law.

               Employee shall be provided with reimbursement (on a basis that is "grossed up" for taxes) for term life insurance coverage in the amount of $3 million and long term disability coverage in the amount of $500,000 per year.

               1.3.4 STOCK OPTIONS. Subject to approval by the Company's Board of Directors, the Company shall grant to Employee within sixty (60) days after Closing, in accordance with the terms of the Company's Stock Option Plan, an option to purchase a total of Three Hundred Five Thousand (305,000) shares of the Company's common stock (the "i2 Option Shares") at a grant price equal to the fair market value of the Company's common stock on the date of grant. The i2 Option Shares shall be subject to vesting in accordance with the following schedule: twenty-five percent (25%) upon Employee's completion of one (1) year of employment with the Company and the remaining seventy-five percent (75%) in twelve (12) equal installments upon Employee's completion of each three (3) month period of employment thereafter. The i2 Option Shares shall be subject to the Company's Stock Option Plan and form stock option documents.

               In addition, Employee's shares of Target common stock and options to purchase shares of Target common stock will be converted to shares of Company common stock and options to purchase shares of Company common stock pursuant to the terms of the Merger Agreement.

               1.3.5 VACATION. Employee shall be entitled to vacation each fiscal year in accordance with the vacation policies of the Company in effect for other comparable executive officers of the Company, but in no event fewer than four (4) weeks. For purposes of determining eligibility and entitlement to vacation, Employee's date of hire will be considered to be his hire date by Target.

               1.3.6 EXPENSES. The Company shall, upon receipt from the Employee of signed and itemized lists of expenditures with supporting receipts to the extent required by applicable income tax regulations and the Company's reimbursement policies, reimburse the Employee for all out-of-pocket business expenses reasonably incurred by the Employee in connection with his employment hereunder. The Company shall also provide Employee with a Company credit card and will pay the credit card company directly for all business expenses reasonably incurred by Employee in connection with his employment with the Company.

               1.3.7 WAIVER OF ACCELERATION. Employee agrees to waive all rights (if any) to acceleration of unvested (as of the Closing of the Transaction) options to purchase Target stock ("Target Option") contained in any agreement, offer letter, stock option agreement, or any other document as of Closing that grants Employee Target Options prior to Closing, including, but not limited to, those Target Options granted on or about June 6, 2000. In connection therewith, Employee expressly acknowledges, understands and agrees that he will not receive any accelerated vesting of Target or Company options granted to Employee prior to Closing, including, but not limited to, those Target Options granted on or about June 6, 2000, as a result of the Closing of the transaction contemplated in the Merger Agreement and/or his employment with the Company pursuant to the terms and conditions set forth in this Agreement. Employee further agrees that this Agreement constitutes a writing sufficient to modify or amend the acceleration provision of any agreement between Employee and Target.

               1.3.8 TRAVEL. The Company agrees to reimburse Employee for first class travel in connection with Employee's Travel Assignments.

          1.4. TERMINATION. Employee's employment with the Company shall terminate upon the occurrence of any of the following, at the time set forth therefor (the "Termination Date"):

               1.4.1 DEATH OR DISABILITY. Immediately upon the death of the Employee or the determination by the Board that the Employee has ceased to be able to perform his essential job duties, with or without reasonable accommodation, due to a mental or physical illness or incapacity for a period of more than twelve (12) weeks during any twelve (12) month period ("Disability") (termination pursuant to this Section 1.4.1 being referred to herein as termination for "Death or Disability"); or

               1.4.2 VOLUNTARY TERMINATION. Thirty (30) days following the Employee's written notice to the Company of termination of employment; provided, however, that during such thirty (30) day notice period, the Company may suspend the Employee from his duties as set forth herein (including, without limitation, the Employee's position as a representative and agent of the Company) (termination pursuant to this Section 1.4.2 being referred to herein as "Voluntary" termination); or

               1.4.3 TERMINATION FOR CAUSE. Immediately following notice of termination for "Cause" (as defined below), specifying such Cause, given by the Company (termination pursuant to this Section 1.4.3 being referred to herein as termination for "Cause"). As used herein, "Cause" means termination based on (i) Employee's commission of any crime constituting a felony or any other offense involving fraud, (ii) willful malfeasance or gross misconduct by the Employee which discredits or damages the Company, (iii) any material breach of Employee's obligations under Section 3 or under the Company's Confidentiality, Proprietary Information and Inventions Agreement, provided that Employee fails to cure the material breach within 60 days after receipt of written notice from the Company identifying the material breach; and (iv) any material breach by Employee of this Agreement, provided that Employee fails to cure the material breach within 60 days after receipt of written notice from the Company identifying the material breach; or

               1.4.4 TERMINATION WITHOUT CAUSE. Thirty (30) days following notice of termination without Cause given by the Company; provided, however, that during any such thirty (30) day notice period, the Company may suspend the Employee from his duties as set forth herein (including, without limitation, the Employee's position as a representative and agent of the Company) (termination pursuant to this Section 1.4.4 being referred to herein as termination "Without Cause"); or

               1.4.5 CONSTRUCTIVE TERMINATION. Employee's resignation during the ninety (90) days following (i) Employee's loss of his title or duties as Vice Chairman; (ii) a change in Employee's regular place of work to a location more than forty (40) miles from the Silicon Valley; or (iii) a reduction in Employee's cash compensation, equity compensation or benefits below the amounts provided to comparable executive officers of the Company, provided that prior to resigning for the reasons set forth above, Employee gives the Company written notice (pursuant to Section 7.2) of his intent to resign and the specific reasons for his resignation and the Company fails to cure the alleged basis for Employee's resignation with thirty (30) business days following its receipt of the notice.

               1.4.6 OTHER REMEDIES. Termination pursuant to Section 1.4.3. above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

          1.5. SEVERANCE AND TERMINATION.

               1.5.1 VOLUNTARY TERMINATION, TERMINATION FOR CAUSE. In the case of a termination of Employee's employment hereunder due to Employee's Voluntary termination of employment hereunder in accordance with Section 1.4.2 above, or a termination of the Employee's employment hereunder for Cause in accordance with
Section 1.4.3 above, (i) the Employee shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid as of the Termination Date.

               1.5.2 TERMINATION WITHOUT CAUSE, CONSTRUCTIVE TERMINATION, TERMINATION FOR DEATH OR DISABILITY. In the case of a termination of the Employee's employment hereunder Without Cause in accordance with Section 1.4.4 above, or in the event of Employee's Constructive Termination in accordance with
Section 1.4.5 above, or in the event of Employee's termination for Death or Disability in accordance with Section 1.4.1 above, Employee shall receive four
(4) months of salary continuation based upon his Base Salary, less statutory deductions and withholdings, to be paid in accordance with the Company's normal payroll practices (hereinafter the "Severance Payment").

               1.5.3 STOCK OPTION VESTING. Notwithstanding Section 1.3.7 above, Employee shall receive full acceleration of those Target Options assumed by the Company in the event of a Termination for Death or Disability (Section 1.4.1), Termination Without Cause (Section 1.4.4) or a Constructive Termination (Section 1.4.5) after Closing. Employee will not receive any acceleration of the Target Options in the event of a Voluntary Termination (Section 1.4.2), or Termination for Cause (Section 1.4.3).

     2. PROPRIETARY INFORMATION AGREEMENT. Employee understands and agrees that his employment with the Company is contingent upon signing the Company's Confidentiality, Proprietary Information and Inventions Agreement, which is attached hereto as Exhibit A, prior to beginning work for the Company.

     3. NON-COMPETITION AND NON-INTERFERENCE. In consideration of the Company's entering in this Agreement, the Merger Agreement, and purchasing all of Employee's outstanding shares of stock in Target, and providing the Base Salary and other benefits to the Employee, and in consideration of the Company's promise to provide Employee with its confidential and proprietary information and trade secrets of the Company, and the experience Employee will gain throughout Employee's employment with the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee, the Employee covenants as follows:

          3.1. NON-COMPETITION.

               (i) Employee agrees that during the Employment Term, Employee will not engage in any employment, business, or activity that is in any way competitive with the Business, and Employee will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the Business. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, during the Employment Term.

               (ii) Employee agrees that for a period equal to the greater of two (2) years from Employee's Hire Date or one (1) year from the date that Employee's employment with the Company is terminated, for any reason, Employee will not, directly or indirectly, engage in Business in the State of California, or in any other State of the United States, or in any country in the world where the Company engages in Business, or proposes to engage in Business, on the date of the termination of Employee's employment with the Company.

               (iii) For purposes of this Agreement "Business" shall mean the business of Aspect Development, Inc. and those portions of the Company's business in which Employee participates.

          3.2. NO DIVERSION OF OTHERS. During the Employment Term and for one
(1) year from the date that Employee's employment with the Company is terminated, for any reason, the Employee shall not, either for himself or for any other person, firm, corporation or other entity, directly or indirectly, or by action in concert with others:

               (i) directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, assist or in any way encourage any current employee or consultant of the Company or any subsidiary of the Company to terminate his or her employment relationship or consulting relationship with the Company or subsidiary nor will Employee solicit the employment services of any former employee of the Company or any subsidiary of the Company whose employment has been voluntarily terminated for less than six (6) months; or

               (ii) divert or take away or attempt to divert or take away, or solicit or attempt to solicit, any existing or potential customer of the Company (whether or not such customer is actually a customer of the Company as of the date hereof, including without limitation any customer solicited by the Employee or which became known by the Employee prior to the date hereof) with the purpose of obtaining such person as an employee or customer for a business competitive with the Company's business.

          3.3. ORGANIZING COMPETITIVE BUSINESS. Without limiting any of the other provisions contained in this Section 3, during the Employment Term and any period during which Employee receives any severance payment, the Employee shall not undertake planning for or organization of any business competitive with the Company, or conspire with agents, employees, consultants or other representatives of the Company for the purpose of organizing any such competitive business.

     4. INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

          The Employee acknowledges and agrees that any breach of the terms of
Section 3 above would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also acknowledges and agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee.

     5. REPRESENTATIONS AND WARRANTIES BY THE EMPLOYEE

          The Employee represents and warrants to the Company that (i) the Employee is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (ii) the Employee is not subject to any pending or, to the Employee's knowledge, threatened claim, action, judgment, order or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company.

     6. RESTRICTION ON SALE OF COMPANY STOCK

          During each of the three (3) one (1) year periods beginning on the Hire Date, the maximum number of shares of Company stock currently held or subsequently acquired by Employee ("Employee's Stock Holdings") that Employee may directly or indirectly, offer, sell, exchange, transfer, assign, pledge, contract to sell, or otherwise dispose of (each a "Sale") shall be limited to the greater of (i) twenty percent (20%) of Employee's Stock Holdings (including for this purpose all vested and unvested options) as of Closing or, (ii) an amount equal to (five) 5 times the percentage (if any) of shares of Company stock, expressed as a percentage of aggregate holdings, sold by Sanjiv S. Sidhu during any such one (1) year period. The following transactions shall be excluded from the restrictions of this Section (a) any sale of stock under a registered offering; (b) stock pledges pursuant to loan transactions or hedging or exchange funds (provided that if the pledge is executed or foreclosed on, the pledge shall apply to the annual restriction); and (c) transfers to family members, trusts or foundations for estate planning or charitable giving purposes (provided that any Sale by such transferees shall apply to Employee's annual restriction). The restrictions in this Section shall continue in effect until the third (3rd) anniversary of the Hire Date after which they will no longer apply.

     7. SURVIVAL OF CERTAIN RIGHTS AND OBLIGATIONS

          Sections 3 and 6 above shall survive any termination of this Agreement and continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 3 and 6. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Sections 3 and 6 above.

     8. MISCELLANEOUS

          8.1. AGREEMENT CONTINGENT ON CLOSING. The rights and obligations of the parties to this Agreement are conditioned upon the Closing of the transaction contemplated in the Merger Agreement. For purposes of this Agreement, "Closing" shall have the meaning set forth in the Merger Agreement

          8.2. NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

          If to the Employee, to:

                Romesh Wadhwani
                470 Juanita Way
                Los Altos, CA  94022


          If to the Company, to:

                Robert Donohoo
                i2 Technologies, Inc.
                909 E. Las Colinas Blvd., 16th Floor
                Irving, Texas 75039
                Facsimile No: (214) 860-6893

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 8.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 8.2, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 8.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

          8.3. ENTIRE AGREEMENT. Agreement, the Merger Agreement and the documents executed in connection with the Merger Agreement, supersede all prior discussions and agreements among the parties and/or among Employee and TARGET with respect to the subject matter hereof, including, but not limited to, the Employment and Non-Compete Agreement entered into as of March 12, 2000, and contain the sole and entire agreement between the parties hereto with respect thereto.

          8.4. WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

          8.5. AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

          8.6. NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto (including the Employee's estate, foundations, family members and trusts for the benefit of family members) and the Company's successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

          8.7. NO ASSIGNMENT; BINDING EFFECT. This Agreement shall inure to the benefit of any successors or assigns of the Company. The Employee shall not be entitled to assign his obligations under this Agreement.

          8.8. HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          8.9. SEVERABILITY. The Company and the Employee intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and the Employee intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

          8.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State without giving effect to conflicts of laws principles.

          8.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                           [SIGNATURE PAGE TO FOLLOW]

                          [SIGNATURE PAGE TO EMPLOYMENT
                           AND NON-COMPETE AGREEMENT]


          IN WITNESS WHEREOF, the parties hereto have caused Agreement to be executed on the date first written above.

                                               "COMPANY"

                                               i2 TECHNOLOGIES, INC.
                                               a Delaware corporation

                                               By:  /s/ WILLIAM M. BEECHER
                                                   -----------------------------
                                               Name: William M. Beecher
                                                     ---------------------------
                                               Title: Executive Vice President &
                                                      --------------------------
                                                      Chief Financial Officer
                                                      --------------------------

                                               "EMPLOYEE"

                                               ROMESH WADHWANI

                                               /s/ ROMESH WADHWANI
                                               ---------------------------------